UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    Pamrapo Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

PAMRAPO

BANCORP, INC.

We STILL NEED to vote, … AGAIN! Vote the WHITE Card

Dear Pamrapo Stockholder:

As many of you are aware (by now), William Campbell, the former President & CEO of Pamrapo Bank has placed advertisements in local publications voicing his displeasure over our pending merger transaction with BCB Bancorp, Inc. In those advertisements (and similar mailings), William Campbell asked that all of the facts be disclosed. We agree. Here are some additional facts you should consider:

• During William Campbell’s tenure as President & CEO, the bank was subpoenaed by a federal grand jury in connection with an investigation by the United States Department of Justice, the U.S. Attorney’s Office for the District of New Jersey and the Internal Revenue Service of (among other things) alleged violations of the Bank Secrecy Act and Anti-Money Laundering laws that occurred on his watch.

• During William Campbell’s tenure as President and CEO, Pamrapo Savings Bank, S.L.A., consented to the issuance of a Cease and Desist Order with OTS for deficiencies of the Bank’s Bank Secrecy Act and Anti-Money Laundering Programs that occurred on his watch.

• The Bank was required to retain the services of qualified Compliance Consultants to assist in addressing the BSA and AML deficiencies that occurred during William Campbell’s tenure as President & CEO – this increased professional fees to approximately $1.0 million per quarter.

• The Bank accrued $5.0 million (in a litigation loss reserve) to reflect a potential criminal forfeiture in connection with the DOJ investigation.

• Our Board made the difficult decision (because of the increased expenses) that we could no longer afford to pay a quarterly cash dividend.

In addition, the Bank and its wholly owned subsidiary, Pamrapo Service Corporation, received federal grand jury subpoenas from the U.S. Attorney’s Office for the District of New Jersey relating to the propriety of certain commissions paid to the former manager of Pamrapo Service Corporation through the first quarter of 2009. That manager was Brian Campbell (the son of William Campbell).

The Board of Directors (again) UNANIMOUSLY recommends that you vote “FOR” the merger agreement and strongly believes that when you review the benefits of the merger transaction you will agree.

We also ask that you vote on the “WHITE” proxy card ONLY and that you discard ANY “green” proxy that you receive.

On behalf of the Board of Directors,

Daniel J. Massarelli

Chairman of the Board

Pamrapo Bancorp, Inc.

Additional Information about the Merger and Where to Find It

Pamrapo and BCB filed with the SEC a joint proxy statement/prospectus regarding the proposed merger on November 12, 2009, which is part of a Registration Statement on Form S-4 (File No. 333-162433) that was declared effective by the SEC on November 6, 2009. Pamrapo filed a supplement to the joint proxy statement/prospectus on January 11, 2010. STOCKHOLDERS ARE ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE SUPPLEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The joint proxy statement/prospectus was mailed to stockholders of Pamrapo and BCB on or about November 16, 2009 and the supplement was mailed to Pamrapo stockholders on or about January 11, 2010. Stockholders may also obtain the supplement, the joint proxy statement/prospectus and other documents that are filed by Pamrapo and BCB with the SEC free of charge at the SEC’s website, www. sec.gov. In addition, stockholders may obtain free copies of the documents filed by the companies with the SEC by written request directed to the Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002 or by visiting the BCB website at www.bcbbancorp.com, with respect to documents filed by BCB, and by written request directed to the Secretary, Pamrapo Bancorp, Inc., 611 Avenue C, Bayonne, New Jersey 07002 or by visiting the Pamrapo website at www.pamrapo.com, with respect to documents filed by Pamrapo.

Pamrapo and BCB, and their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed merger. Information regarding Pamrapo and BCB’s directors and executive officers and their interests is set forth in the joint proxy statement/prospectus.

Read the joint proxy statement/prospectus carefully before making a decision concerning the merger.

PAM-1293 JJ Vote Again Ad.indd 1

1/22/10 3:57 PM